UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8
Registration Statement No. 33-67198

UNDER THE SECURITIES ACT OF 1933

Back Yard Burgers, Inc.
(Exact name of registrant as specified in its charter)

Delaware	64-0737163
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1657 N. Shelby Oaks Drive, Suite 105
Memphis, Tennessee 38134
(Address of registrant’s principal executive offices)
Nonqualified Stock Option Agreement
(Full title of Plan)
Lattimore M. Michael
Chairman and Chief Executive Officer
Back Yard Burgers, Inc.
1657 N. Shelby Oaks Drive, Suite 105
Memphis, Tennessee 38134
(901) 367-0888
(Name, address and telephone number of agent for service)
Copy to:
H. Watt Gregory, III
Kutak Rock LLP
124 West Capitol Avenue, Suite 2000
Little Rock, Arkansas 72201
Telephone: (501) 975-3000
Facsimile: (501) 975-3001

TERMINATION OF REGISTRATION
     This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 33-67198), pertaining to the registration by Back Yard Burgers, Inc. (the “Registrant”) of 46,257 shares of common stock issuable under the Registrant’s Nonqualified Stock Option Agreement.
     On November 5, 2007, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Registrant, BBAC, LLC (“Parent”) and BBAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Co”), Acquisition Co merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly-owned subsidiary of Parent. As provided in the Merger Agreement, each outstanding share of common stock and preferred stock of the Registrant (other than shares owned by Parent or Acquisition Co, held in treasury of the Registrant, or shares held by a holder who has validly demanded appraisal rights under Delaware law) was automatically converted into the right to receive $6.50 in cash, without interest.
     In accordance with an undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any securities of the Registrant’s which remain unsold at the termination of the offering, the Registrant hereby de-registers from registration all of its securities registered pursuant to this Registration Statement which remained unissued at the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 5th day of November, 2007.

BACK YARD BURGERS, INC. (Registrant)
By:	/s/ Michael G. Webb
	Name:	Michael G. Webb
	Title:	Chief Financial Officer